SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

(Date of report)	June 29, 2005
(Date of earliest event reported)	June 27, 2005

ONEOK, Inc.

(Exact name of registrant as specified in its charter)

Oklahoma	001-13643	73-1520922
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

100 West Fifth Street; Tulsa, OK

(Address of principal executive offices)

74103

(Zip code)

(918) 588-7000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Securities Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

See description under Item 2.03 of this Form 8-K.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On June 28, 2005, we announced that we entered into a $1 billion, 364-day bridge credit facility with a syndicate of 13 banks, co-managed by Citigroup Global Markets Inc. and UBS Securities LLC.

The proceeds drawn under this facility will be used to fund a portion of the short-term financing of our previously announced acquisition of the natural gas liquids businesses owned by Koch Industries, Inc. and its affiliates for approximately $1.35 billion (the “Koch Acquisition”). Loans under the facility are available in a single drawing on the closing date of the Koch Acquisition.

The facility will mature on June 26, 2006, at which time all outstanding amounts will be due and payable. If we decide to sell assets or issue debt or equity in excess of certain thresholds, then certain prepayments of the facility with the net cash proceeds of such transactions would be required.

The credit facility agreement contains usual and customary covenants for transactions of this type, which are substantially similar to those contained in our other material bank debt arrangements. Those covenants include a provision that our ratio of consolidated total debt to total capital may not exceed 70.0% prior to March 31, 2006 and may not exceed 67.5% thereafter. For the purpose of calculating the ratio of consolidated total debt to total capital, our equity units are treated as 75% equity and 25% debt until the time that the common stock is issued pursuant to the terms of the equity units.

In the event of a default by us under the credit facility, CITIBANK, N.A., as agent on behalf of the lenders, may terminate the facility, declare the amounts outstanding, including interest, due and payable immediately and may exercise all other rights available under law.

Item 9.01	Financial Statements and Exhibits.

Exhibit Number	Description

10.1	$1,000,000,000 Credit Agreement dated as of June 27, 2005, among ONEOK, Inc., as the Borrower, CITIBANK, N.A., as Administrative Agent, and the Lenders Party thereto.

99.1	Press release issued by ONEOK, Inc. dated June 28, 2005.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

ONEOK, Inc.

Date: June 28, 2005	By:	/s/ Jim Kneale
Jim Kneale Executive Vice President – Finance and Administration and Chief Financial Officer (Principal Financial Officer)